United States Department of the Interior
BUREAU OF LAND MANAGEMENT
Washington, D.C. 20240
http://www.blm.gov

OCT 1 3 2017

Mr. Scott Slater
CEO & President, Cadiz, Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071

Dear Mr. Slater:

Thank you for your letters dated May 22, 2017, and July 17, 2017, cosigned by Santa Margarita Water District General Manager Dan Ferons regarding the Bureau of Land Management's (BLM's) October 2015 administrative determination for the Cadiz Valley Water Conservation, Recovery and Storage Project (Cadiz Project) proposed by Cadiz, Inc. In response to your specific inquiries:

- The October 2015 administrative determination is no longer an accurate representation of the BLM's view of the applicable law and facts, and therefore is expressly superseded by this letter.

- In light of further review of the relevant law, the BLM concludes that authorizing the proposed activity falls within the scope of rights granted to the Arizona and California Railroad (ARZC) under the General Railroad Right-of-Way Act of March 3, 1875 (1875 Act), and therefore does not require authorization by BLM.

The October 2015 administrative determination was based upon criteria described in BLM Instructional Memorandum (IM) 2014-122, which was based upon the legal interpretation of the 1875 Act set forth in Solicitor's Opinion M-37025. As noted in your letter, BLM issued IM 2017-060 rescinding IM 2014-122 on March 29, 2017. In addition, the Acting Solicitor temporarily suspended and withdrew Solicitor's Opinion M-37025 in order to determine if the analysis set forth in the opinion is complete and whether post-2011 decisions should be factored into the M-Opinion.

In light of further analysis of the general history and review of recent case law concerning the 1875 Act, the Acting Solicitor issued Opinion M-37048 on September 1, 2017, which permanently withdrew M-37025 and superseded Opinion M-36964 with respect to the Department of the Interior's interpretation of the 1875 Act. Opinion M-37048 concludes that 1875 Act right-of-way grants allow railroad companies to lease portions of their easement to third parties provided that such leases are limited to the surface, broadly defined, of the easement and do not interfere with the continued use of the easement for railroad operations. Alternatively, even if the scope of an 1875 Act right-of-way easement is limited to railroad purposes, the Act should be interpreted broadly in accordance with the incidental use doctrine. The incidental use doctrine would allow a railroad to authorize third party activities, as long as the activity is incidental to and does not interfere with continued railroad operations. Thus, the

legal and institutional authorities for the October 2015 administrative determination are no longer operative. The October 2015 administrative determination is no longer an accurate representation of the BLM's view of the applicable law and facts, and is therefore rescinded and superseded by this letter.

Applying these standards to the Cadiz Project, the BLM concludes that the Cadiz Project would not interfere with the continued use of the easement for railroad operations, nor would the proposed activities extend beyond the surface of the easement, broadly defined. In addition, BLM concludes in the alternative that the Cadiz Project would further a railroad purpose consistent with the historical understanding of the incidental use doctrine. There is no evidence that the Cadiz project would interfere with continued use of the easement for railroad operations, or that the proposed activities would extend beyond the surface of the easement, broadly defined. BLM has no evidence, and neither the railroad nor any other person or entity has claimed, that the Cadiz Project will interfere with ARZC railroad operations. To the contrary, as described below, ARZC has asserted that the project will benefit its railroad operations. Further, BLM has no evidence that the proposed elements of the project, including a pipeline located approximately 15 feet below the ground, would extend beyond the surface of the easement, as broadly defined in M-37048, or otherwise interfere with the BLM interest in the underlying subsurface mineral estate. Thus, consistent with the enhanced understanding of the applicable law, the BLM concludes that authorizing the use of rights-of-way granted under 1875 Act for the Cadiz Project falls with the scope of rights granted to the railroad company.

The BLM additionally and alternatively concludes that the activities proposed in the Cadiz Project further a railroad purpose, even if they do not originate or derive from that purpose. Specifically, these components further a railroad purpose as follows:

1. Water pumped through the Cadiz pipeline will enable the creation and operation of a new fire suppression system to prevent and minimize damage to railroad assets and disruption of railroad operations. Cadiz proposes to construct and provide water for a fire suppression system to protect against fire for the 13 steel and 29 wooden railroad bridges that utilize creosote-treated timber trestles and ties. The components of the fire suppression system would consist of automatic sprinklers and fire hydrants. The system would require the construction of fiber optic lines used for telemetry, for pipeline communications by Cadiz, and for emergency communications by ARZC.

2. Water pumped through the Cadiz pipeline will generate power that will be used in railroad operations. Cadiz also proposes to install in-line turbines within the water conveyance pipeline for the purpose of generating power, in part for ARZC to use for key railroad operations such as expanding and providing power for new railroad transloading facilities, signal systems, and power switches for potential increases in railroad activity.

3. The project will provide transmission lines to bring electrical power that enables ARZC to install climate controlled storage containers, provide around the clock maintenance, and improve railroad security. The Cadiz Project includes the installation of power lines to support necessary power distribution (including power generated by the in-line turbines) for the water conveyance pipeline. These power lines would in turn support

ARZC's installation of facilities for heating and refrigeration of containers, lighting for more efficient night-time operations, and surveillance cameras to help prevent vandalism at an existing side-track, as well as lightening at additional locations.

4. Cadiz proposes to provide ARZC with access to 10,000 gallons of water a day pumped through the pipeline for their future purposes, including, but not limited to, use at a rail car wash site, vegetation control, use in offices, or other potential improvements.

5. Pipeline operation and maintenance will require the construction of an access road that will facilitate smoother railroad operations. Cadiz proposes to construct a 20-foot access road along ARZC's ROW to install, construct, operate, maintain, repair, renew and remove the pipeline and related facilities. The access road will be available to ARZC and provide ARZC with easier access to railroad facilities and assets to assist in crew changes, maintenance and inspection of the railroad, and emergency responses.

6. Water piped through Cadiz pipelines will enable the operation of a steam-based exclusion train on the ARZC rail line. Cadiz also proposes to operate a steam-based excursion train for tourists that utilizes water from the conveyance pipeline. Operation of such a tourist train would necessarily depend on the water obtained from the water pipeline.

As the railroad itself describes, these component elements of the Cadiz project all provide "critical benefits" to the railroad that facilitate elements of its operations. Accordingly, consistent with the incidental use doctrine, the benefits associated with the Cadiz Project further a railroad purpose.

In light of the above, the BLM determines that the ability to authorize the proposed uses of easements obtained under the 1875 Act falls within the decision rights of the railroad. Because those rights were transferred from the United States government as part of the 1875 easement, authorization by the BLM is unnecessary. This conclusion is limited to the rights and interests in land granted as easements under the 1875 Act, and does not affect BLM's rights, interest, and obligations to manage other public lands. It also does not express an opinion on any state or local authority over the project.

We look forward to continued coordination on this and other issues of mutual concern. A similar response is being sent to Mr. Ferons and ARZC President Brad Ovitt

Sincerely,

Michael D. Nedd
Acting Director